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                                                                      EXHIBIT 23


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the registration statements of 1st Source Corporation on Forms S-8 of our report dated January 14, 1999, except for Note R which is as of February 11, 2000, on our audits of the consolidated financial statements of 1st Source Corporation and subsidiaries as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which report is included in this Annual Report on Form 10-K/A of 1st Source Corporation for the year ended December 31, 1998.




/s/  PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

South Bend, Indiana
March 13, 2000


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